As filed with the Securities and Exchange Commission on August 3, 2023

Registration Statement No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5318796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16100 N 71st Street, Suite 550
Scottsdale, Arizona	85254
(Address of principal executive offices)	(Zip Code)

Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates

(Full title of the plan)

Jeannine J. Lane

Executive Vice President, General Counsel and Corporate Secretary

Resideo Technologies, Inc.

16100 N 71st Street, Suite 550

Scottsdale, Arizona 85254

(Name and address of agent for service)

(480) 573-5340

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The shareholders of Resideo Technologies, Inc. (the “Registrant”) approved the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (as amended and restated, the “Amended and Restated Plan”) on June 7, 2023 (the “Effective Date”).

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 3,500,000 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) for issuance pursuant to the Amended and Restated Plan as of the Effective Date. These shares are in addition to the shares previously registered on the Registrant’s Registration Statement on Form S-8 (No. 333-228687) on December 16, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants under the Amended and Restated Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 21, 2023 (the “2022 Form 10-K”), and portions of the Registrant’s definitive proxy statement on Schedule 14A for its 2023 annual meeting of shareholders, filed with the Commission on April 25, 2023, that were specifically incorporated by reference into the 2022 Form 10-K;

b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended April  1, 2023, filed with the Commission on May 3, 2023, and for the quarter ended July 1, 2023, filed with the Commission on August 3, 2023;

c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January  10, 2023, February  6, 2023, and June 9, 2023; and

d) The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the 2022 Form 10-K, and any further amendment or report filed for the purpose of further updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director or officer of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Amended and Restated By-laws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL or other applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides that the Company may, through By-law provisions, agreements with agents or other persons, votes of stockholders or disinterested directors or otherwise provide indemnification rights to the fullest extent permitted by the DGCL or any other law of the State of Delaware.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Resideo Technologies, Inc. (incorporated by reference to Exhibit 3.1 to Resideo’s Form 8-K filed on October 29, 2018).

4.2	Amended and Restated By-laws of Resideo Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Resideo’s Form 8-K filed on February 6, 2023).

5.1	Opinion of Faegre Drinker Biddle & Reath LLP.

Exhibit No.	Description

10.1	Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (incorporated by reference to Appendix A to Resideo’s Definitive Proxy Statement for the 2023 Annual Meeting of Shareholders filed on April 25, 2023).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

107	Filing Fee Table.

ITEM 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on August 3, 2023.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Jay Geldmacher
Jay Geldmacher
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jay Geldmacher, Anthony L. Trunzo and Jeannine J. Lane, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated below.

Signature	Title	Date

/s/ Jay Geldmacher	President and Chief Executive Officer	August 3, 2023
Jay Geldmacher	(principal executive officer) and Director

/s/ Anthony L. Trunzo	Executive Vice President and Chief Financial	August 3, 2023
Anthony L. Trunzo	Officer (principal financial officer)

/s/ Tina M. Beskid	Vice President, Chief Accounting Officer	August 3, 2023
Tina M. Beskid	(principal accounting officer)

/s/ Roger B. Fradin	Chairman of the Board	August 3, 2023
Roger B. Fradin

/s/ Paul F. Deninger	Director	August 3, 2023
Paul F. Deninger

/s/ Cynthia Hostetler	Director	August 3, 2023
Cynthia Hostetler

/s/ Brian G. Kushner	Director	August 3, 2023
Brian G. Kushner

/s/ Jack R. Lazar	Director	August 3, 2023
Jack R. Lazar

/s/ Nina L. Richardson	Director	August 3, 2023
Nina L. Richardson

/s/ Andrew C. Teich	Director	August 3, 2023
Andrew C. Teich

/s/ Sharon Wienbar	Director	August 3, 2023
Sharon Wienbar

/s/ Kareem Yusuf	Director	August 3, 2023
Kareem Yusuf